UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 31, 2011

PENDRELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

2300 Carillon Point Kirkland, Washington	98033
(Address of Principal Executive Offices)	(Zip Code)

(425) 278-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 31, 2011, Pendrell Technologies LLC (“PTL”), a wholly-owned subsidiary of Pendrell Corporation (the “Company”), completed the acquisition of 90.1% of the outstanding capital stock of ContentGuard Holdings, Inc. (“CGH”) from Microsoft Corporation, a Washington corporation (“Microsoft”), Technicolor USA, Inc., a Delaware corporation (“Technicolor”), and Time Warner ContentGuard Holdings, Inc., a Delaware corporation (“Time Warner,” and collectively with Microsoft and Technicolor, the “Sellers”). The Company previously announced the signing of the stock purchase agreement with the Sellers on September 28, 2011.

The stock purchased by PTL consisted of all of the common stock and a majority of the preferred stock of CGH. Time Warner retained a minority of the preferred stock. Immediately after closing of PTL’s purchase of the stock, all shares of preferred stock were reclassified to common stock, leaving CGH with a single class of outstanding capital stock (common), held 90.1% by PTL and 9.9% by Time Warner.

The Sellers are licensees under separate license agreements with CGH that will remain in effect following the closing. In addition, contemporaneously with closing of the stock acquisition, PTL, Time Warner and CGH entered into a stockholder rights agreement and stockholder voting agreement. The stockholder rights agreement describes registration rights to which the CGH shareholders are entitled and identifies procedures and restrictions relating to the transfer of CGH shares. The stockholder voting agreement identifies certain CGH actions that require board and/or stockholder approval, and the applicable approval threshold for these actions. Other than these governance agreements and the license agreements with each Seller, there are no other continuing agreements between any Seller and CGH, nor are there any existing agreements between any Seller and PTL or the Company.

PTL paid $90.1 million for the shares of CGH acquired in the transaction.

The Company issued a press release announcing the closing of the CGH stock acquisition. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
10.1	Stock Purchase Agreement among Microsoft Corporation, Technicolor USA, Inc., Time Warner ContentGuard Holdings, Inc., ContentGuard Holdings, Inc., Pendrell Technologies LLC and Pendrell Corporation, as of September 28, 2011
99.1	Press release, dated October 31, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENDRELL CORPORATION (Registrant)

October 31, 2011	By:	/s/ Timothy M. Dozois
Timothy M. Dozois
Corporate Counsel and Secretary